Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in Amendment No.1 to Form S-1 Registration Statement (File No. 333-289745) of our report dated June 27, 2024, relating to the consolidated financial statements of Aethlon Medical, Inc. for the year ended March 31, 2024, which appears in the Form 10-K for the year ended March 31, 2025. Our report contains an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Baker Tilly US, LLP

San Diego, California

August 29, 2025